[Shearman & Sterling Letterhead]





                                                 August 17, 2000



Iroquois Gas Transmission System, L.P.
One Corporate Drive
Suite 600
Shelton, CT 06484-6211

Ladies and Gentlemen:

         We have acted as counsel to Iroquois Gas Transmission System, L.P. (the "Partnership"), a Delaware limited partnership, in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (Registration No. 333-42578), as amended (the "Registration Statement"), including the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), relating to the exchange offer (the "Exchange Offer") by the Partnership of the Partnership's 8.68% Senior Notes due 2010 (the "Exchange Notes") for the Partnership's outstanding 8.68% Senior Notes due 2010 (the "Old Notes"), originally issued by the Partnership pursuant to Rule 144A under the Securities Act. The Old Notes were, and the Exchange Notes will be, issued under an indenture dated as of May 30, 2000 (the "Original Indenture") between the Partnership and The Chase Manhattan Bank, as trustee (the "Trustee") and a first supplemental indenture dated as of May 30, 2000, between the Partnership and the Trustee (the "First Supplemental Indenture", together with the Original Indenture, the "Indenture") dated as of May 30, 2000. The form of the Indenture is filed as an exhibit to the Registration Statement.

         In this capacity, we have examined, and relied on to the extent we deem proper, the Registration Statement, the Indenture, the Old Notes, a form of the Exchange Notes contained in the Indenture and originals and copies identified to our satisfaction of such corporate records of the Partnership and such other documents, agreements and instruments as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         Based upon the foregoing and assuming the due authorization, execution and delivery of the Indenture by the Trustee and the Partnership, it is our opinion that the Exchange Notes to be exchanged for the Old Notes as contemplated in the Registration Statement, when duly authorized, executed and delivered by the Partnership and duly authenticated by the Trustee, in each case in


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accordance with the provisions of the Indenture, will constitute the legal, valid and binding obligations of the Partnership entitled to the benefits of the Indenture, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors' rights generally and by general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         Our opinion set forth above is limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.

         We are aware that we are referred to under the heading "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Shearman & Sterling




FDG/HCL/LLL